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                                                                      EXHIBIT 11

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                  THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                       JUNE 30,                       JUNE 30,
                                                                  ------------------             ------------------
                                                                 1995            1994          1995            1994
                                                                 ----            ----          ----            ----
INCOME (LOSS) PER SHARE -- PRIMARY
Net (loss) available for Common
  Stock and Common Stock equivalents  . . . . . . . . . . .    $(11,823)       $(46,283)     $(18,858)       $(58,956)
                                                               =========       =========     =========       =========

COMMON STOCK AND COMMON
STOCK EQUIVALENTS
Weighted average Actava common shares
  outstanding during the period, less
  stock in treasury . . . . . . . . . . . . . . . . . . . .      17,342          18,197        17,594          17,918
                                                               ========        ========      ========        ========

(LOSS) PER SHARE -- PRIMARY . . . . . . . . . . . . . . . .    $   (.68)       $  (2.54)     $  (1.07)       $  (3.29)
                                                               ========        ========      ========        ========

INCOME (LOSS) PER SHARE --
ASSUMING FULL DILUTION (A)
Net (loss) available for Common Stock
   and Common Stock equivalents . . . . . . . . . . . . . .    $(11,823)       $(46,283)     $(18,858)       $(58,956)
Interest savings on assumed conversion of
   6 1/2% Convertible Debentures, net of
   income tax . . . . . . . . . . . . . . . . . . . . . . .         827             827         1,654           1,654
                                                               --------        --------      --------        --------
Net income (loss) available for Common
   Stock and Common Stock equivalents
   assuming full dilution . . . . . . . . . . . . . . . . .    $(10,996)       $(45,456)     $(17,204)       $(57,302)
                                                               ========        ========      ========        ========

Common Stock & Common Stock equivalents . . . . . . . . . .      17,342          18,197        17,594          17,918
Shares issuable upon assumed conversion
   of stock options . . . . . . . . . . . . . . . . . . . .         113              --           116              --
Shares issuable upon assumed conversion of
   6 1/2% Convertible Debentures  . . . . . . . . . . . . .       1,802           1,802         1,802           1,802
                                                               --------        --------      --------        --------
Common Stock and Common stock equivalents
   assuming full dilution . . . . . . . . . . . . . . . . .      19,257          19,999        19,512          19,720
                                                               ========        ========      ========        ========
INCOME (LOSS) PER SHARE -- ASSUMING
   FULL DILUTION  . . . . . . . . . . . . . . . . . . . . .    $   (.57)       $  (2.27)     $   (.88)       $  (2.91)
                                                               ========        ========      ========        ========

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(a)      Fully diluted income (loss) per share is not used in 1995 and 1994 because it exceeds primary earnings (loss) per share.